Exhibit 3.1

EXECUTION COPY

GOVERNANCE AGREEMENT

BY AND AMONG

INTELSAT S.A.
AND

THE BC INVESTOR
December 6, 2018

TABLE OF CONTENTS
Article I CORPORATE GOVERNANCE3
Section 1.01Board of Directors    3
Section 1.02Additional Board Provisions    4
Section 1.03Conflicting Article Provisions    5
Section 1.04Confidentiality    6
Section 1.05Effect of Transfer; Transfers and Counterparties to the Agreement    7
Article II REPRESENTATIONS; WARRANTIES AND COVENANTS7
Section 2.01Representations and Warranties of the BC Investor    7
Section 2.02Representations and Warranties of the Company    8
Section 2.03Entitlement of the Company and the BC Investor to Rely on Representations and Warranties    9
Article III INTERPRETATION OF THIS AGREEMENT9
Section 3.01Defined Terms    9
Section 3.02Interpretive Provisions    10
Section 3.03Directly or Indirectly    11
Section 3.04Governing Law    11
Section 3.05Section Headings    11
Article IV MISCELLANEOUS11
Section 4.01Notices    11
Section 4.02Reproduction of Documents    13
Section 4.03Successors and Assigns    13
Section 4.04Entire Agreement    13
Section 4.05Amendment and Waiver    13
Section 4.06Other Businesses; Waiver of Certain Duties; No Recourse    13
Section 4.07Severability    15
Section 4.08Counterparts    15
Section 4.09Recapitalization, Exchange, Etc. Affecting the Company’s Stock    15
Section 4.10Submission to Jurisdiction; Waiver of Jury Trial    15
Section 4.11Specific Performance    15
Section 4.12No Third Party Liability    16
Section 4.13Termination    16

GOVERNANCE AGREEMENT
This GOVERNANCE AGREEMENT (this “Agreement”), dated as of December 6, 2018, by and among Intelsat S.A., a Luxembourg société anonyme, RCS Luxembourg B162135 (the “Company”) and Serafina S.A. (the “BC Investor”).
R E C I T A L S
WHEREAS, the Company is party to (i) a Governance Agreement, dated as of April 23, 2013 (as amended from time to time, the “Existing Governance Agreement”), providing for the composition of the Board of Directors of the Company (the “Board” and, each member thereof, a “Director”) and certain other matters, among the Company, the BC Investor, SLP III Investment Holding S.à r.l. and Silver Lake Group, L.L.C. (together, the “Silver Lake Investor”) and David McGlade, McGlade Investments II LLC, Article 4 Family Trust U/T David McGlade 2009 GRAT and David P. McGlade Declaration of Trust (collectively, the “McGlade Shareholder”) and (ii) three shareholders agreements, consisting of (a) a management shareholders agreement, effective as of February 4, 2008 (as amended and collectively with the individual side letters thereto, including the McGlade Letter Agreement, the “Management Shareholders Agreement”), among the Company and certain shareholders and members of management, (b) a shareholders agreement, dated as of February 4, 2008 (as amended from time to time, the “Sponsors Shareholders Agreement”), among the Company, the BC Investor and the Silver Lake Investor and (c) a shareholders agreement, dated as of February 4, 2008 (as amended from time to time, together with the Management Shareholders Agreement and the Sponsors Shareholders Agreement, the “Existing Shareholders Agreements”), among the Company, the BC Investor, the Silver Lake Investor and two additional equity investors;
WHEREAS, as a result of the passage of time and certain changes related to the Company’s share ownership, the parties to the Existing Governance Agreement and the Existing Shareholders Agreements desire to terminate the Existing Governance Agreement and the Existing Shareholders Agreements and enter into this Agreement, between the Company and the BC Investor, and a new shareholders agreement, dated the date hereof (the “2018 Shareholders Agreement”), among the Company, the BC Investor, the Silver Lake Investor and the McGlade Shareholder;
WHEREAS, the parties understand that, by executing and delivering this Agreement and the 2018 Shareholders Agreement, the Existing Governance Agreement and the Existing Shareholders Agreements shall be terminated;
WHEREAS, the parties hereto desire for this Agreement to contain the final, complete and exclusive agreement of the parties pertaining to its subject matter and supersede all prior written and oral agreements pertaining thereto;
WHEREAS, as of the date of this Agreement, the BC Investor holds 64,984,207 shares of Common Stock of the Company (the “Shares”); and
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:
Article I

CORPORATE GOVERNANCE
Section 1.01    Board of Directors.
(a)    Nomination. So long as the BC Investor owns in the aggregate at least 25% of the outstanding shares of Common Stock on a fully diluted basis (i.e., assuming the exercise or conversion of all options, warrants and other securities or rights (held by the BC Investor but not any other Person) which are convertible into or exchangeable or exercisable for shares of Common Stock, which calculation shall exclude the 4.50% convertible senior notes due 2025 issued on June 18, 2018) the BC Investor shall be entitled to nominate two (2) Directors (the “BC Directors”) to the Board; provided, that if and for so long as the BC Investor owns in the aggregate less than 25% of the outstanding shares of Common Stock on a fully diluted basis, the BC Investor shall be entitled to nominate for election the following number of Directors (based on the aggregate ownership of the BC Investor of Common Stock on a fully diluted basis):

% of Outstanding Shares	Number of BC Directors
5% or greater but less than 25%	1
less than 5%	0
The Company hereby agrees to use its reasonable best efforts (A) to include the nominees of the BC Investor nominated pursuant to Section 1.01(a) as the nominees to the Board on each slate of nominees for election of the Board proposed by management of the Company, (B) to recommend the election of such nominees to the shareholders of the Company and (C) without limiting the foregoing, to otherwise use its reasonable best efforts to cause such nominees to be elected to the Board.
(i)    Additional Independent Directors. Notwithstanding Section 1.01(a), the Company and the BC Investor (in its capacity as shareholder of the Company) agree to take such action as may be required under applicable law (including, without limitation, voting its Shares) to appoint such number of additional Independent Directors (each, an “Additional Independent Director”), acting upon the recommendation of a majority of the Directors then in office or, if the Board has delegated such authority, the nominating or similar committee of the Board, to the extent necessary so that the Board and its committees comply with then applicable law and the rules of the U.S. Securities and Exchange Commission (the “Commission”) or the New York Stock Exchange or any other stock exchange in which the Common Stock is listed.
(b)    Removal.
(i)    The BC Investor shall have the sole and exclusive right to remove any BC Director, with or without cause, subject to applicable law, this Agreement and the Amended and Restated Articles of Incorporation of the Company dated April 18, 2013, as amended from time to time (the “Articles”). No BC Director shall be, with or without cause, removed from his or her office prior to the end of such Director’s term without the prior written consent of the BC Investor.
(ii)    If the number of Directors that the BC Investor has the right to nominate for election to the Board is decreased or if the BC Investor ceases to have the right to nominate any BC Director for election to the Board, in each case pursuant to Section 1.01(a), then the BC Investor shall immediately cause such BC Director or Directors, as the case may be, to resign from the Board, and the Board shall promptly fill such vacant Director position(s), as determined by a majority of the remaining Directors.
Section 1.02    Additional Board Provisions.
(a)    Director Qualifications. No Director nominated by the BC Investor shall be an officer, a member of the board of directors or a non-voting observer of any Person (whether or not to an Affiliate), that in the reasonable judgment of the Board, exercised in good faith, is an actual or potential Competitor of the Company or any of its subsidiaries or any Person who (directly or indirectly) (x) holds an ownership interest in such actual or potential Competitor equal to five percent (5%) or more of the outstanding voting securities of such actual or potential Competitor or (y) has designated, or has the right to designate, a member of the board of directors of such actual or potential Competitor, in each case without the approval of the Board.
(b)    Information Rights. (i) After such time as the BC Investor is no longer entitled to nominate a Director and until such time as the BC Investor ceases to own any Shares, the BC Investor shall be entitled to receive from the Company upon request a copy of the board meeting materials provided to each Director, subject to the redaction of any information which in the Company’s good faith judgment (i) is not appropriate to disclose to a Person who does not have a fiduciary duty to the Company and its shareholders, (ii) the disclosure of which could subject the Company to risk of liability and (iii) is subject to any attorney-client or other privilege.
(c)    Indemnification; D&O Insurance Matters.
(i)    The Company shall indemnify, pay, protect and hold harmless each member of the Board and the BC Investor and its representatives (collectively, the “Indemnitees”) to the fullest extent permitted under applicable law from and against any and all losses which may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee when acting on behalf of the Company or any of its subsidiaries (the “Intelsat Group”) in any capacity, including as a member of the Board or a committee thereof, board of directors or similar governing body of any member of the Intelsat Group or a committee thereof (other than for such losses which are finally judicially determined by a competent court to have resulted from such Indemnitee’s fraud, gross negligence or willful misconduct). The Indemnitee shall have the right to employ joint counsel with the Company satisfactory to such Indemnitee and the Company shall reimburse the Indemnitee for the reasonable fees and expenses of such joint counsel; provided, however, that the Indemnitee shall also have the right to employ its own counsel in any such action and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnitee unless: (x) the employment of such counsel has been specifically authorized in writing by the Company; (y) the Company has failed promptly to assume the defense and employ counsel reasonably satisfactory to the Indemnitee; or (z) the named parties to any such action (including any impleaded parties) include both the Indemnitee and the Company or any subsidiary or Affiliate of the Company, and such Indemnitee shall have reasonably concluded that either (A) there may be one or more legal defenses available to it which are different from or additional to those available to the Company or such subsidiary or Affiliate of the Company or (B) a conflict may exist between such Indemnitee and the Company or such subsidiary or Affiliate of the Company. These indemnification rights shall be cumulative, in addition to any other rights that the Indemnitees may have and shall inure to the benefit of their heirs, successors, assignees, and administrators.
(ii)    The Company hereby acknowledges that some of its Directors (the “Specified Directors”) may have certain rights to indemnification and advancement of expenses provided by other entities and/or organizations (collectively, the “Fund Indemnitors”). The Company hereby agrees and acknowledges (A) that it is the indemnitor of first resort with respect to the Specified Directors (i.e., its obligations to the Specified Directors are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Specified Directors are secondary), (B) that it shall be required to advance the full amount of expenses incurred by the Specified Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent not prohibited by (and not merely to the extent affirmatively permitted by) applicable law and as required by this Agreement or the Articles (or any other agreement between the Company and the Specified Directors), without regard to any rights the Specified Directors may have against the Fund Indemnitors and (C) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Company further agrees and acknowledges that no advancement or payment by the Fund Indemnitors on behalf of the Specified Directors with respect to any claim for which the Specified Directors have sought indemnification from the Company shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Specified Directors against the Company.
(iii)    The Company shall obtain, fully pay and maintain customary directors’ and officers’ liability insurance and fiduciary liability insurance, with benefits and levels of coverage at least as favorable as customarily provided by similarly-situated public companies.
(d)    Governance Expense. The Company shall reimburse the BC Directors for reasonable travel, lodging and related expenses incurred in connection with meetings of the Board or any committee thereof, or otherwise in service as a BC Director or any member of a committee of the Board.
Section 1.03    Conflicting Article Provisions. The BC Investor shall vote its Shares or execute proxies or written consents, as the case may be, and shall take all other actions necessary, to ensure that the Articles (a) facilitate, and do not at any time conflict with, any provision of this Agreement and (b) permit the BC Investor to receive the benefits to which the BC Investor is entitled under this Agreement.
Section 1.04    Confidentiality.
(a)    The BC Investor agrees and acknowledges that the Company and the BC Directors may share confidential, non-public information about the Company and any of its subsidiaries with the BC Investor.
(b)    The BC Investor (collectively, the “Confidential Investors”) shall not disclose any information relating to the Company or any subsidiary received by a Confidential Investor pursuant to the information rights set forth in Section 1.02(b) and Section 1.04(a) hereof or any similar rights (the “Confidential Information”) without the prior written consent of the Board; provided, that (i) Confidential Information may be disclosed if required by applicable law, regulation or legal process (subject to the provisions of Section 1.04(c) below), (ii) each Confidential Investor may disclose Confidential Information to its partners, members, investors, prospective investors, advisors, employees, agents, accountants, attorneys and Affiliates and representatives thereof (collectively, the “Representatives”), or if such Confidential Investor is wholly-owned by another Person, the Representatives of such Person or its Affiliates, so long as (x) such Representatives agree to keep such information confidential (or the Confidential Investor directs such Representative to keep such information confidential, in which case such Confidential Investors shall be liable for any failure on the part of its Representatives to so keep such information confidential), and to limit their use of such information, on terms substantially identical to the terms contained in this Section 1.04(b) and (y) the sharing of such Confidential Information with such Representatives does not violate any applicable law or regulation; provided, however, that notwithstanding anything to the contrary in this clause (ii) but subject to clauses (x) and (y) of this clause (ii), for purposes of this clause (ii), the BC Investor, in its capacity as a Confidential Investor who receives information pursuant to Section 1.02(b), may disclose Confidential Information received pursuant to Section 1.02(b) (and not otherwise as a shareholder) only to its employees, accountants, attorneys and Affiliates (and the employees, accountants and attorneys of such Affiliates) and the term Representatives with respect to such Confidential Information shall mean solely its employees, accountants, attorneys and Affiliates (and the employees, accountants and attorneys of such Affiliates), and (iii) a Confidential Investor may disclose Confidential Information to a prospective Transferee of such Confidential Investor’s Shares so long as (x) such prospective Transferee executes a non-disclosure agreement in a form reasonably acceptable to the Company and (y) the sharing of such Confidential Information with a prospective Transferee does not violate any applicable law or regulation. The term “Confidential Information” does not include information that (A) is or has become generally available to the public other than as a result of a direct or indirect disclosure by a Confidential Investor or any of its Representatives in breach of the provisions hereof, (B) was within the possession of a Confidential Investor or any of its Representatives from a source other than the Company prior to its being furnished to such Confidential Investor by or on behalf of the Company or (C) is received from a source other than the Company or its subsidiaries or any of their respective representatives or predecessor entities; provided, that in the case of each of (B) and (C) above, the source of such information was not believed by such Confidential Investor after reasonable inquiry to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company with respect to such information. For the avoidance of doubt, notwithstanding the foregoing, nothing in this Section 1.04 shall prevent the BC Investor, so long as the BC Investor is a private equity fund, from making any periodic reports to its limited partners in the ordinary course of business consistent with past practice; provided, that, to the extent any such periodic reports contain any Confidential Information, the BC Investor shall inform such limited partners of the confidential nature of such Confidential Information and such limited partners shall agree to the restrictions contemplated by this Section 1.04 that are applicable to such Confidential Information.
(c)    In the event that any Confidential Investor is required by applicable law, regulation or legal process to disclose any of the Confidential Information, such Confidential Investor shall promptly notify the Company in writing by facsimile and certified mail so that the Company may seek a protective order or other appropriate remedy. Nothing herein shall be deemed to prevent any Confidential Investor from honoring a subpoena (or governmental order) that seeks discovery of the Confidential Information if (A) a motion for a protective order, motion to quash and/or other motion filed to prevent the production or disclosure of the Confidential Information has been denied or is not made; provided, however, that such Confidential Investor disclose only that portion of the Confidential Information which such Confidential Investor’s outside legal counsel advises is legally required and that it exercise commercially reasonable efforts to preserve the confidentiality of the remainder of the Confidential Information; or (B) the Company consents in writing to having the Confidential Information produced or disclosed pursuant to the subpoena (or governmental order). In no event will any Confidential Investor or any of its Representatives oppose any action by the Company to obtain a protective order or other relief to prevent the disclosure of the Confidential Information or to obtain reliable assurance that confidential treatment will be afforded the Confidential Information. The Company shall promptly reimburse the Confidential Investor for any reasonable costs and expenses (including fees and disbursements of counsel) incurred in connection with any action that the Confidential Investor may be required to take, or is requested by the Company to take, under this Section 1.04(c).
Section 1.05    Effect of Transfer; Transfers and Counterparties to the Agreement. Other than Transfers to Permitted Transferees, the BC Investor shall not be entitled to Transfer any rights provided to it under Article I of this Agreement (including the right to nominate, designate or appoint any director to the Board) without the prior approval of the Board. No Transfer of any Shares to any Permitted Transferee of the BC Investor shall become effective unless and until such Permitted Transferee (unless already a party to this Agreement) executes and delivers to the Company a counterpart to this Agreement, agreeing to be bound by the terms hereof in the same manner as the BC Investor. Upon such Transfer and such execution and delivery, the Permitted Transferee shall be bound by, and entitled to the benefits of, this Agreement with respect to the transferred Shares in the same manner as the BC Investor.
ARTICLE II

REPRESENTATIONS; WARRANTIES AND COVENANTS
Section 2.01    Representations and Warranties of the BC Investor. The BC Investor hereby represents and warrants, severally and not jointly, and solely on its own behalf, to the Company that on the date hereof:
(a)    Existence; Authority; Enforceability. The BC Investor has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The BC Investor is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding, corporate or otherwise, on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the BC Investor and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
(b)    Absence of Conflicts. The execution and delivery by the BC Investor of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of the BC Investor; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the BC Investor is a party or by which the BC Investor’s assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the BC Investor.
(c)    Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the BC Investor in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.
Section 2.02    Representations and Warranties of the Company. The Company hereby represents and warrants to the BC Investor that on the date hereof:
(a)    Existence; Authority; Enforceability. The Company has the necessary power and authority to enter into this Agreement and to carry out its obligations hereunder. The Company is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary corporate or other action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by the Company and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing.
(b)    Absence of Conflicts. The execution and delivery by the Company of this Agreement and the performance of its obligations hereunder do not and will not (i) conflict with, or result in the breach of any provision of the organizational documents of the Company or any of its subsidiaries; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any material contract, agreement or permit to which the Company or any of its subsidiaries is a party or by which the Company’s or any of its subsidiaries’ assets or operations are bound or affected; or (iii) violate, in any material respect, any law applicable to the Company or any of its subsidiaries.
(c)    Consents. Other than any consents that have already been obtained, no governmental consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by the Company or any of its subsidiaries in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.
Section 2.03    Entitlement of the Company and the BC Investor to Rely on Representations and Warranties. The foregoing representations and warranties may be relied upon by the Company and by the BC Investor in connection with the entering into of this Agreement.
ARTICLE III

INTERPRETATION OF THIS AGREEMENT
Section 3.01    Defined Terms As used in this Agreement, the following terms have the respective meaning set forth below:
(a)    “Affiliate” shall mean any Person, directly or indirectly controlling, controlled by or under common control with such Person. For these purposes, “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
(b)    “Business Day” means any day other than a Saturday or Sunday or a day on which commercial banks are required or permitted by law to be closed in the City of New York in the State of New York.
(c)    “Common Stock” shall mean the common shares of the Company, nominal value $0.01 per share, and any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.
(d)    “Competitor” shall mean any Person that is in the business of leasing, selling or otherwise furnishing fixed satellite service transponder capacity that is used by a Person for both uplinking and downlinking to or from any location(s).
(e)    “Independent Director” means a Director who, as of the date of such Director’s election or appointment and as of any other date on which the determination is being made, (i) qualifies as an “Independent Director” under the listing requirements of the Applicable Exchange, and (to the extent that such Director is intended to be a member of the audit committee of the Board) an “Independent Director” under Rule 10A-3 under the Securities Exchange Act of 1934 and (ii) satisfies any other independence requirement under any laws or regulations which are then applicable to the Company, in each case as determined by the Board without the vote of such Director.
(f)    “McGlade Letter Agreement” shall mean the letter agreement, dated as of May 6, 2009, as amended, among the Company, David McGlade and Ronald P. McGlade, Trustee (On Behalf of the McGlade Family Trust dated January 2, 2009).
(g)    “Permitted Transferee” shall mean the recipient of any Transfer of Shares (i) to an Affiliate or (ii) to any Person by operation of law; provided, that in each instance that such transferee agrees to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto; and provided further that that any Permitted Transferee of the BC Investor shall be treated as the BC Investor for all purposes hereof.
(h)    “Person” shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
(i)    “Shares” shall have the meaning set forth in recitals and shall include any shares of capital stock of the Company issued or issuable with respect to such shares by way of a stock dividend or distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination thereof.
(j)    “Subsidiary” or “subsidiary” means, with respect to any specified Person, any entity of which the specified Person (either alone or through or together with any other subsidiary of such specified Person) (i) owns, directly or indirectly, more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such entity (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests), or (ii) controls the management.
(k)        “Transfer” shall mean any sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition, whether directly or indirectly; and “Transferred”, “Transferee”, “Transferability”, and “Transferor” shall each have a correlative meaning. For the avoidance of doubt, a sale, transfer, conveyance, assignment, pledge, encumbrance, hypothecation or other disposition of an interest in any Shareholder all or substantially all of whose assets are Shares shall constitute a “Transfer” for purposes of this Agreement, as if such interest was a direct interest in the Company.
Section 3.02    Interpretive Provisions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:
(a)    the terms defined herein are applicable to the singular as well as the plural forms of such terms;
(b)    when a reference is made in this Agreement to an Article or Section, such reference is to an Article or Section of this Agreement unless otherwise indicated;
(c)    the word “or” is not exclusive and whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”;
(d)    pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms;
(e)    the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; and
(f)    references herein to (i) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (ii) any law means such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also any rules and regulations promulgated thereunder.
Section 3.03    Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 3.04    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.
Section 3.05    Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.
ARTICLE IV

MISCELLANEOUS
Section 4.01    Notices.
(a)    All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or email or mailed by overnight courier or by registered or certified mail, postage prepaid:
To the BC Investor:
c/o BC Partners, Inc.
650 Madison Avenue
New York, NY 10065
Tel.: (212) 891-2880
Fax: (212) 891-2899
Attn:    Justin Bateman
Email: justin.bateman@bcpartners.com
with a copy to:
Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Tel.: (212) 906-1200
Fax: (212) 751-4864
Attn:     Raymond Lin; John Giouroukakis
Email:    raymond.lin@lw.com; john.giouroukakis@lw.com
To the Company:
Intelsat S.A.
4, rue Albert Borschette
L-1246 Luxembourg
Tel.: +352 27-84-1600
Fax: +(352) 27-84-1690
Attn:    General Counsel
Email: michelle.bryan@intelsat.com
with a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
4 Times Square
New York, NY 10036
Tel.: (212) 735-3000
Fax: (212) 735-2000
Attn:     Eric L. Cochran
Email:    eric.cochran@skadden.com
or at such other address and to the attention of such other person as the BC Investor may designate by written notice to the Company.
(b)    Any notice so addressed shall be deemed to be given: if delivered by hand, facsimile or email, on the date of such delivery; if mailed by overnight courier, on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.
Section 4.02    Reproduction of Documents. This Agreement and all documents relating thereto, including (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by the BC Investor pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to the BC Investor, may be reproduced by the BC Investor by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and BC Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by BC Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.
Section 4.03    Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties.
Section 4.04    Entire Agreement. The parties agree that, by executing and delivering this Agreement and the 2018 Shareholders Agreement, the Existing Governance Agreement and the Existing Shareholders Agreements (including, for avoidance of doubt, the McGlade Letter Agreement and all other individual side letters to the Management Shareholders Agreement) are hereby terminated as to these parties. This Agreement constitutes the entire understanding of the parties hereto relating to the subject matters hereof and supersedes all prior understandings among such parties. This Agreement shall be interpreted independent of and without regard to any other agreement, unless otherwise specifically provided for in this Agreement.
Section 4.05    Amendment and Waiver. This Agreement may be amended, supplemented or modified, and the observance of any term of this Agreement may be waived, with (and only with) the consent of the Company and the BC Investor. Notwithstanding the foregoing, any amendments, supplements or modifications to add or remove parties to this Agreement as a result of Transfers permitted herein shall not require the consent of the BC Investor. No waiver of any breach shall be deemed to be a further or continuing waiver of such breach or a waiver of any other or subsequent breach. Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. All costs and expenses incurred by the BC Investor in connection with any amendment or waiver of the terms of this Agreement shall be borne by the BC Investor.
Section 4.06    Other Businesses; Waiver of Certain Duties; No Recourse.
(a)    The BC Investor and each general partner thereof, each member, limited or general partner of each such general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company or any of its subsidiaries) may engage in or possess an interest in any other business venture of any nature or description (including any business venture that is the same or similar to that of the Company), on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other Person; provided, that the BC Investor and any Restricted Fund may not engage in or possess an interest in any business that derives more than 10% of its revenue from the leasing, selling or otherwise furnishing of fixed satellite transponder capacity to any Person (a “Competing Business”) so long as the BC Investor has the right to nominate at least one Director to the Board. “Restricted Fund” means any fund “under common control with” (as such term is defined by Regulation S-X of the Commission) either Sponsor except for any such fund that (i) does not invest in equity securities or (ii) operates as an equity hedge fund, an index fund or equivalent, holding a non-controlling position with respect to such portfolio investments. The BC Investor and each general partner thereof, each member, limited or general partner of each such general partner and each of their Affiliates, officers, directors, shareholders, employees and agents (other than any person who is a full time officer or employee of the Company or any of its subsidiaries) may (i) engage in, and shall have no duty to refrain from engaging in, separate businesses or activities from the Company or any of its subsidiaries except for any Competing Business as contemplated by the immediately preceding sentence, and (ii) do business with any potential or actual customer or supplier of the Company or any of its subsidiaries and (iii) employ or otherwise engage any officer or employee of the Company or any of its subsidiaries except for any officer that holds the position of chief executive officer, chief operating officer, chief financial officer, general counsel.
(b)    Neither the BC Investor nor any of its Affiliates shall have any obligation to present any business opportunity to the Company or any of its subsidiaries, even if the opportunity is one that the Company or any of its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such Person shall be liable to the Company or any of its subsidiaries or the BC Investor for breach of any fiduciary or other duty, as a shareholder, by reason of the fact that such Person pursues or acquires such business opportunity, directs such business opportunity to another Person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or any of its subsidiaries.
(c)    Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the parties may be partnerships or limited liability companies, each party hereto covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of their successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any party hereto or any of its successors or permitted assignees or any former, current or future directors, officers, agents, Affiliates, employees, general or limited partners, members, managers or stockholders of any of the foregoing, as such, for any obligation of any party hereto under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.
Section 4.07    Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect. If legally permitted, the unenforceable provision will be replaced with an enforceable provision that as nearly as possible gives effect to the parties’ intent.
Section 4.08    Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or pdf format), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.
Section 4.09    Recapitalization, Exchange, Etc. Affecting the Company’s Stock. Nothing in this Agreement shall prevent the Company (subject to Board approval) from effecting any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all shares of Common Stock, and all of the other shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such shares of capital stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.
Section 4.10    Submission to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF NEW YORK AND OF ANY NEW YORK STATE COURT SITTING IN THE CITY OF NEW YORK FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GOVERNANCE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 4.11    Specific Performance. The Company and the BC Investor hereby acknowledge and agree that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any party hereto to perform any of its obligations set forth in this Agreement and that, in the event of any such failure, an aggrieved party will be irreparably damaged and will not have an adequate remedy at law. Any such party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.
Section 4.12    No Third Party Liability. This Agreement may only be enforced against the named parties hereto. All claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto; and no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of any party hereto (including any Person negotiating or executing this Agreement on behalf of a party hereto), unless party to this Agreement, shall have any liability or obligation with respect to this Agreement or with respect any claim or cause of action (whether in contract or tort) that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including a representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).
Section 4.13    Termination. This Agreement shall terminate on the earlier of (i) April 23, 2023 and (ii) the day on which the BC Investor (x) owns Shares representing less than 5% of the outstanding shares of Common Stock or (y) is no longer entitled to nominate a director. Termination of any provision of this Agreement shall not relieve any party from any liability for the breach of any obligations set forth in this Agreement prior to such termination. Notwithstanding anything contained herein to the contrary, the provisions of Section 1.02(c), Section 1.02(d), Section 1.04 and Article IV shall survive any termination of any provisions of this Agreement pursuant to this Section 4.13.
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IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Governance Agreement as of the date first above written.

COMPANY:	INTELSAT S.A. By: /s/Michelle V. Bryan Name: Michelle V. Bryan Title: Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

SHAREHOLDERS – BC INVESTOR:	SERAFINA S.A. By: /s/Pierre Stemper Name: Pierre Stemper Title: Director By: /s/Christelle Rétif_________________________ Name: Christelle Rétif Title: Director

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